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
                                                                                                        ----------------------------
                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
                                                        WASHINGTON, D.C.  20549                         OMB NUMBER:........3235-0104
                                                                                                        Expires:  September 30, 1998
----------                                                                                              Estimated average burden
  FORM 3                               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          hours per response.......0.5
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           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  | 2. Date of Event Requiring  | 4. Issuer Name AND Ticker or Trading Symbol
                                          |    Statement                |     Pen Interconnect, Inc. (PENC)
   Haber, Milton                          |    (Month/Day/Year)         |
------------------------------------------|    08/27/98                 |-----------------------------------------------------------
   (Last)    (First)      (Middle)        |-----------------------------| 5. Relationship of Reporting | 6. If Amendment, Date of
                                          | 3. IRS or Social Seurity    |    Person(s) to Issuer       |    Original
 18051 Biscayne Blvd                      |    Number of Reporting      |    (Check all applicable)    |    (Month/Day/Year)
------------------------------------------|    Person (Voluntary)       |    X_Director   __10% Owner  |---------------------------
             (Street)                     |                             |    __Officer    __Other      | 7. Individual or
                                          |                             |      (give        (specify   |    Joint/Group Filing
                                          |                             |      title below) below)     |    (Check Applicable Line)
                                          |                             |                              |  X Form filed by one Re-
                                          |                             | Director                     |    porting Person
                                          |                             |                              |  __Form filed by more than
Adventura, FL             33160           |                             |                              |    one Reporting Person
------------------------------------------|-----------------------------------------------------------------------------------------
(City)       (State)      (Zip)           |               Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                   | 2. Amount of Securities  | 3. Ownership Form: | 4.  Nature of Indirect Beneficial Ownership
   (Instr. 4)                          |    Beneficially Owned    |    Direct (D) or   |     (Instr. 5)
                                       |    (Instr. 4.)           |    Indirect (I)    |
                                       |                          |    (Instr. 5)      |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
   Common Shares                       |   14,222                 | D                  |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
                                       |                          |                    |
---------------------------------------|--------------------------|--------------------|-------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
*If the form is filed by more than one person, see Instruction 5(b)(v).                                             SEC 1473 (7-96)
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FORM 3  (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security | 2. Date Exer-   | 3. Title and Amount of Securities | 4. Conver-   | 5. Owner-     | 6. Nature of
   (Instr. 4)                   |    cisable and  |    Underlying Derivative Security |    sion or   |    ship       |    Beneficial
                                |    Expiration   |    (Instr. 4)                     |    Exercise  |    Form of    |    Ownership
                                |    Date (Month/ |                                   |    Price of  |    Derivative |    (Instr. 5)
                                |    Day/Year)    |                                   |    Derivative|    Security:  |
                                |-----------------|-----------------------------------|    Security  |    Direct (D) |
                                | Date   | Expira-|       Title     | Amount or       |              |    or Indirect|
                                | Exer-  | tion   |                 | Number of       |              |    (I)        |
                                | cisable| Date   |                 | Shares          |              |    (Instr. 5) |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
                                |        |        |                 |                 |              |               |
--------------------------------|--------|--------|-----------------|-----------------|--------------|---------------|--------------
Explanation of Responses:

                                                                  PETER D. OLSON

                                                                      By: /s/ Milton Haber                               09/04/98
** Intentional misstatements or omissions of facts constitute             -----------------------------------------   --------------
   Federal Criminal Violations                                              **Signature of Reporting Person                Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                   Page 2
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